Filed pursuant to Rule 424(b)(3)
File No. 333-263425

PROSPECTUS SUPPLEMENT
(To Prospectus dated March 24, 2022, as supplemented)

Breakwave Dry Bulk Shipping ETF

This supplement is to the prospectus (the “Prospectus”) of ETF Managers Group Commodity Trust I (the “Trust”) dated March 24, 2022, which relates to shares (the “Shares”) issued by the Breakwave Dry Bulk Shipping ETF (the “Fund”), a series of the Trust. The Shares have previously been registered under the Securities Act of 1933, as amended, on a registration statement bearing File No. 333-263425. Capitalized terms used but not defined herein shall have the meanings assigned to them by the Prospectus. This Prospectus supplement should be read in its entirety and kept together with your Prospectus for future reference.

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The disclosure in the section titled “Futures Commission Merchant” is hereby deleted in its entirety and replaced with the following:

Marex Financial (“Marex”) serves or will serve as the Fund’s broker for the execution of orders and/or the carrying and clearance of positions in commodities, commodity futures contracts, and options on the foregoing. The Fund estimates that it will pay 0.40% of the Fund’s NAV per year in brokerage fees for execution and clearing services on behalf of the Fund. Such brokerage fees are not included in the Fund’s Other Fees and Expenses discussed below.

Neither Marex nor any affiliate, officer, director or employee thereof have passed on the merits of this prospectus or offering, or given any guarantee as to the performance or any other aspect of the Fund.

Marex is not affiliated with either the Fund or the Sponsor. Therefore, the Sponsor and the Fund do not believe that the Fund has any conflicts of interest with Marex or its trading principals arising from Marex acting as the Fund’s FCM.

There have been no material civil, administrative, or criminal proceedings pending, on appeal, or concluded against Marex or its principals in the past five (5) years.

The date of this prospectus supplement is October 3, 2022